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El Paso Energy Press Release 4/22/96


                    EL PASO ENERGY CORPORATION TO ACQUIRE
                        CORNERSTONE NATURAL GAS, INC.


El Paso, Houston, and Dallas, Texas, April 22, 1996 - El Paso Energy Corporation (NYSE:EPG) and Cornerstone Natural Gas, Inc. (AMEX:CGA) jointly announced today the execution of a definitive merger agreement which provides for the acquisition by EPG of all of the outstanding shares of Cornerstone common stock and the merger of Cornerstone with a subsidiary of El Paso Field Services Company (EPFS), the gathering and processing aim of EPG. The net value of the transaction is approximately $115 million.

     Pursuant to the agreement, a subsidiary of EPG will commence a cash tender offer for all outstanding shares of common stock of Cornerstone at $6.00 per share in cash within five business days. Rodman & Renshaw, Inc. will act as Dealer Manager for the offer.

     The tender offer will be conditioned upon, among other things, the acquisition of at least a majority of the outstanding shares of common stock of Cornerstone on a fully diluted basis (taking into account shares subject to an option agreement in favor of EPG) and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. The agreement provides that shares of Cornerstone common stock not purchased in the tender offer will be acquired in the subsequent merger at the same price as that paid in the tender offer.

     In connection with execution of the merger agreement, the holders of over 50% of the fully diluted outstanding shares of Cornerstone common stock have granted to EPG options to purchase all shares of Cornerstone common stock and Cornerstone stock options and warrants held by them. The merger agreement also provides for specified fees and expenses to be paid to EPG under certain circumstances.

     The merger is expected to close in the second quarter of 1996. Following the close, Cornerstone will become a subsidiary of EPFS. Cornerstone's operations are comprised of approximately 700 miles of gathering and transportation systems and 7 natural gas processing and treating facilities principally located in East Texas and Louisiana. Additionally, the Company markets natural gas and gas liquids through its headquarters in Dallas, Texas and regional marketing located in Pittsburgh,


















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Pennsylvania and Shreveport, Louisiana. Cornerstone's systems and plants currently gather, process and treat approximately 250 MMcf/d, with third party marketing of another 100 MMcf/d.


        "The acquisition of Cornerstone represents a significant addition to El Paso Field Services as we continue our strategy of expanding El Paso's non-regulated business activities into key geographic regions," said William A. Wise, Chairman, President and Chief Executive Officer of El Paso Energy Corporation. "Coupled with last year's acquisition of Eastex Energy and Premier Gas and the formation of El Paso's Merchant Services Group, Cornerstone represents an opportunity to enhance our presence in supply basins where drilling activity has escalated due to higher energy prices, benefit from a broader scale of operations in gathering, processing and marketing, and compete for new business opportunities in these areas."

        El Paso Energy Corporation, through El Paso Natural Gas Company, owns and operates one of the nation's largest mainline transmission systmes serving the sourthwestern region of the United States with first quarter 1996 throughput of over 3.5 Bcf/d. El Paso Field Services owns and operates over 7,000 miles of gathering systems connected to more than 10,000 wells in the San Juan, Anadarko and Permian basins with first quarter 1996 gathering and treating volumes of 1.5 Bcf/d. The El Paso Merchant Services Group is a nationwide provider of natural gas and power marketing services with first quarter 1996 sales volumes of 3.8 Bcf/d.

        Cornerstone is engaged in natural gas pipeline and processing operations in Texas and Louisiana which include the purchasing, gathering, treating, transporation and marketing of natural gas and the recovery and marketing of natural gas and the recovery and marketing of natural gas liquids.

        EPG will host a conference call to discuss this merger on April 22nd at 2:00 p.m. EDT (1:00 P.M., CDT, 12:00 P.M. MDT). If you would like to participate in the conference call, contact SNET at 1-800-841-9385 at least 15 minutes before the call begins.

Contacts:       El Paso Energy Corporation
                Ms. Norma Dunn (915) 541-5443
                Vice President, Investor & Public Relations

                Cornerstone Natural Gas, Inc.
                Mr. Robert Cavnar (214) 691-5536
                Chief Financial Officer